SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT


     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

        Date of Report (Date of earliest event reported): July 18, 2005

        Delaware                          Golden Spirit Gaming Ltd.
 (State or other jurisdiction of      (Exact name of registrant as
  incorporation or organization)        specified in its charter)
                                 52-2132622
                      (I.R.S. Employer Identification No.)

      1288 Alberni Street, Suite 806, Vancouver, British Columbia, Canada
                    (Address of principal executive offices)
                                    V6E 4R8
                                   (Zip Code)

                                 (604) 664-0484
              (Registrant's telephone number, including area code)

                           Golden Spirit Mining Ltd.
         (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[_] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_]  Pre-commencement   communications  pursuant  to  Rule  14d-2(b)  under  the
     Exchange Act (17 CFR 240.14d-2(b))

[_]  Pre-commencement   communications  pursuant  to  Rule  13e-4(c)  under  the
     Exchange Act (17 CFR 240.13e-4(c))

===========================================================================



SECTION 2- FINANCIAL INFORMATION

ITEM 2.01 Completion of Acquisition or Disposition of Assets.

A. On July 18, 2005, the Company entered into a Software Sub License Agreement with Arc2 Entertainment ("Arc2"), a British Virgin Islands Corporation, to build and operate its online gaming website, Golden Spirit Poker.com. Arc2 is an online gaming software development and marketing company and will be licensing the Company the rights to route users to such software utilized for the operation of online gaming. This Agreement shall remain in effect for a period of three (3) years and shall be automatically renewed indefinitely for additional one (1) year terms unless the Licensee or Licensor serves written notice of termination or intent not to renew this Agreement to the non-terminating party at least sixty (60) days prior to the end of any then current term.

The total consideration paid to Arc2 by the Company will be the following:

Initial Fee: The Company shall pay Arc2 a one-time, non-refundable license acquisition fee in the amount of One Hundred Thousand Dollars ($100,000.00) to enter into this Agreement, $80,000 due upon execution of the Agreement and $20,000 due upon launch of website.

Monthly License Fee: The Company shall pay to Arc2 an ongoing monthly fee based on a monthly amount equivalent to Twenty-Eight (28) percent of the Net Monthly Revenue.

Payment for Marketing and Management. Upon the signing of this agreement, the Company will issue 100,000,000 Rule 144 restricted shares of its common stock to Arc2 and its affiliates.

B. On July 18, 2005, the Company entered into an Acquisition Agreement with 4 of A Kind Enterprises ("4KE"), A Nevada Corporation, to acquire 100% ownership of 4KE. 4 of A Kind Enterprises doing business as Everything About Poker.com specializes in the business of marketing poker related merchandise, internet media, educational card playing and boot-camp events. In addition, they also sponsor professional poker players in all major tournaments around the United States, including the World Series of Poker (WSOP), the World Poker Tour (WPT), and the Professional Poker Tour (PPT) events. Several of their players are ranked in the top 20 rankings recently in Card Player Magazine.

It is agreed by and between the parties that, in accordance with the provisions of their respective bylaws, that the Company shall acquire One Hundred Percent (100%) of 4KE, and that 4KE will become a wholly owned subsidiary of the Company. Both Companies shall continue to have separate and distinct corporate existence.

At the time of the signing of this acquisition agreement the Board of Directors of 4KE shall collect and present to Board of Directors of the Company, One Hundred Percent (100%) of the issued and outstanding shares of 4KE along with all necessary documentation to exchange said shares for shares of the Company.

Thereafter, the total consideration paid to 4KE by the Company will be the following:

The Company shall cause to be issued One Hundred Million (100,000,000) shares of its Rule 144 restricted common share to 4KE. 4KE agrees to redistribute said shares to the individuals and entities listed in Exhibit "A". 4KE and the Company further agree that the Company will issue 9,500,000 options to purchase free trading common shares of the Company, to the consultants and officers and directors of 4KE, for services rendered, at a price of .02 cents per share, and 4KE agrees to have said consultants, officers, and directors purchase said shares. Exhibit "B" contains the list of individuals purchasing said options. The offering of the options and the purchase by the consultants, officers and directors of 4KE are material conditions to this contract. It is agreed, that all funds received by the purchase of these options shall be put in a bank account, exclusively, for the use of 4KE.


ITEM 7.  EXHIBITS.

(c)  Exhibits

Exhibit No.   	Description
-----------   	-----------
10.01                Arc2 Software Sub License Agreement.
10.02	     	     4 of a Kind Acquisition Agreement


SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on behalf of the undersigned, thereunto duly authorized.

Golden Spirit Gaming Ltd.

/s/: Robert Klein
----------------------
by:Robert Klein, President

DATED:  July 18, 2005